Exhibit 99.1

First Communications, Inc. and Renaissance Acquisition Corp.

Jointly Terminate Merger Agreement

AKRON, OH, January 14, 2009 -- First Communications, Inc. (AIM: FCOM) a leading Midwest competitive local exchange carrier and owner of wireless telecommunications towers, and Renaissance Acquisition Corp (AMEX: RAK) (“Renaissance”) today jointly announced they have mutually agreed to terminate their merger agreement (the “Merger Agreement”) dated September 13, 2008, as amended, pursuant to which First Communications would have merged with Renaissance and become a listed company on the Nasdaq Global Market.

Renaissance has recently been informed by the United States Securities and Exchange Commission that it would require First Communications to provide, in Renaissance’s proxy statement, fiscal year audited financial statements for additional historical periods for entities acquired by First Communications. Both companies have determined that it would not be possible to provide these financial statements within sufficient time to close the transaction prior to January 29, 2009, the deadline for Renaissance to complete a business combination.

First Communications continues to integrate its most recent acquisition, GlobalCom, and is ahead of expected cost savings associated with combining GlobalCom’s operations with First Communications. It is also seeing an increased demand in new wireless site reservations based on recent marketing efforts.

First Communications will at this time remain admitted to trading on AIM and will continue to seek to capitalise on both organic and acquisition-led growth opportunities that have been identified.

Ray Hexamer, First Communications’ CEO, noted, “Although we are disappointed that timing and other factors have resulted in the termination of this transaction, we remain confident about the prospects for our company and believe that First Communications is well positioned as a leader in its sector.  We will continue to focus on executing our business strategy and driving value for our shareholders.”

Barry Florescue, Chairman and CEO of Renaissance, stated, “As sponsors of Renaissance, our management team worked tirelessly to bring an attractive acquisition opportunity forward for a public vote.  We are disappointed that we were unable to do so.  At this time, we will work to expeditiously liquidate our trust fund in order to provide liquidity to our public shareholders as soon as practicable.”

About Renaissance

Renaissance is a “blank check” company formed to acquire, through a merger, capital stock exchange, asset acquisition, reorganization or similar business combination, one or more businesses, which it believes has significant growth potential.  In 2007, Renaissance through its initial public offering raised, net of fees and expenses, approximately $107 million which included $2.1 million in a private placement of warrants that were deposited into a trust account.  Renaissance has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities.  Renaissance’s amended and restated certificate of incorporation provides for the termination of Renaissance’s corporate existence and mandatory liquidation if Renaissance does not consummate a business combination by January 29, 2009.

About First Communications

First Communications is a leading competitive local exchange carrier in the Midwestern United States.  Founded in 1998, First Communications has built a highly scalable telecommunications platform, infrastructure and support system, which represents a combination of world-class technology, and cutting-edge product offerings. First Communications has over 214,000 customers, owns 3,500 miles of fiber and owns and manages 327 wireless towers leased to 420 tenants, with contractual rights and significant opportunity to increase the number of towers.  First Communications is led by a strong management team that has operated telecom companies throughout all cycles of the telecommunications market.

For further information:
First Communications, Inc.
Joe Morris	Tel: (330) 835-2472

Renaissance Acquisition Corp.
Mark Seigel	Tel: (954) 784-3031

Financial Dynamics
Harriet Keen / Haya Chelhot	Tel: +44 (207) 831-3113
Sherrie Weldon	Tel: (212) 850-5658

Collins Stewart Europe Limited - Nominated Adviser and Broker
Stewart Wallace	Tel: +44 (207) 523-8350